Exhibit 10.56
Laureate Education, Inc.
Common Stock and Restricted Stock Units Notice
under the
Laureate Education, Inc.
Amended and Restated 2013 Long-Term Incentive Plan

Name of Grantee:
This Notice evidences the award of (1) Common Stock and (2) restricted stock units (each, an “RSU,” and collectively, the “RSUs”) of Laureate Education, Inc., a Delaware public benefit corporation (“Laureate” or the “Company”), that have been granted to you pursuant to the Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each RSU is equivalent in value to one share of Laureate’s Common Stock and represents Laureate’s commitment to issue one share of Laureate’s Common Stock at a future date, subject to the terms of the Agreement and the Plan.
Grant Date: May 12, 2020
Number of Common Stock: [⸱]
Number of RSUs: [⸱]
Vesting Schedule: The grant of Common Stock is not subject to any vesting requirements and shall be delivered to you as soon as practicable following the Grant Date. RSUs are nonvested and forfeitable as of the Grant Date. So long as you continue to serve as a director on the Board of Directors of Laureate (a “Director”) continuously from the Grant Date through the applicable vesting dates below (each, a “Vesting Date”), the RSUs shall become vested pursuant to the following schedule:

Vesting Date	Number of RSUs that become vested:
June 30, 2020	[⸱]
September 30, 2020	[⸱]
December 31, 2020	[⸱]
If, before a Vesting Date, you cease to serve as a Director due to your death or Disability, you will vest on your termination date in the number of RSUs that would have vested had you remained a Director until the next scheduled Vesting Date.
If there is a Change in Control and you cease to serve as a Director because Laureate or its successor terminates your service relationship, you will become fully vested in all remaining unvested RSUs on the date of the termination of such service.

Laureate Education, Inc.	Date
I acknowledge that I have carefully read the Agreement, the Plan, and Plan prospectus. I agree to be bound by all of the provisions set forth in the Agreement and Plan. I also consent to electronic delivery of all notices or other information with respect to the Common Stock and RSUs or the Company.

Signature of Grantee	Date

Laureate Education, Inc.
Common Stock and Restricted Stock Units Agreement
under the
Laureate Education, Inc.
Amended and Restated 2013 Long-Term Incentive Plan
1. Terminology. Unless otherwise provided in this Agreement or the Notice, capitalized terms used herein are defined in the Glossary at the end of this Agreement or in the Plan.
2. Vesting. All of the RSUs are nonvested and forfeitable as of the Grant Date. So long as you remain as a Director continuously from the Grant Date through the applicable Vesting Date, the RSUs will become vested and nonforfeitable in accordance with the vesting provisions set forth in the Notice. None of the RSUs will become vested and nonforfeitable after you cease to provide services to the Company as a Director. The grant of Common Stock is not subject to any vesting requirements and shall be delivered to you as soon as practicable on or following the Grant Date.
3. Termination of Service. Unless otherwise provided in the Notice, if you cease to provide services to the Company as a Director for any reason, all RSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such RSUs or the underlying shares of Common Stock.
4. Restrictions on Transfer. Neither this Agreement nor any of the RSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the RSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the RSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.
5. Settlement of RSUs.
(a) Manner of Settlement. Assuming you are continually serving as a Director on such Vesting Date, Laureate shall issue to you, in settlement of your RSUs, the number of whole shares of Common Stock that equals the number of whole RSUs that become vested, and such vested RSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares of Common Stock, Laureate will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares of Common Stock on your behalf electronically to Laureate’s designated stock plan administrator or such other broker-dealer as Laureate may choose at its sole discretion, within reason.
(b) Timing of Settlement. Your RSUs will be settled by Laureate, via the issuance of Common Stock as described herein, as soon as practicable on or following the applicable Vesting Date. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business.
6. Tax Withholding. You are not an employee of the Company, and therefore, it shall be your responsibility to determine and pay any federal, state, local or foreign taxes required by law to be paid as a result of the grant of Common Stock or grant or vesting of the RSUs under the Notice.
7. Adjustments to RSUs for Corporate Transactions and Other Events.
(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding RSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional RSUs resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b) Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the RSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled. If the stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled, in the same manner and to the same extent as the RSUs.
8. NonGuarantee of Service Relationship. Nothing in the Plan or this Agreement shall alter your service relationship with the Company as a Director or in any other capacity, nor be construed as a contract of service relationship between the Company and you, or as a contractual right of you to continue in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to terminate your services as a Director and whether or not such termination results in the forfeiture of any nonvested and forfeitable RSUs or any other adverse effect on your interests under the Plan.
9. Rights as Stockholder (RSUs). You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the RSUs until such shares of Common Stock have been issued to you. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 10 of the Plan.
10. The Company’s Rights. The existence of the RSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11. Restrictions on Issuance of Shares. The issuance of shares of Common Stock under this Agreement and shares of Common Stock issued upon settlement of the RSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Common Stock or shares of Common Stock subject to the RSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
12. Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of Common Stock and RSUs by electronic means or to request your consent to participate in the Plan or accept this award of Common Stock and RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13. Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the Common Stock and RSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Common Stock and RSUs granted hereunder shall be void and ineffective for all purposes.
14. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the RSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
15. Section 409A. This Agreement is intended to company with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement company with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.
16. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of Common Stock and RSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
17. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
18. No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Common Stock now or in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of RSUs.
19. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Baltimore, Maryland or any state court in the district which includes Baltimore, Maryland. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.
20. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.
21. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
22. Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan, the Common Stock and the RSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.
23. No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of Common Stock and RSU award is a one-time benefit which does not create any contractual or other right to receive future grants of Common Stock or RSUs, or compensation in lieu of RSUs, even if Common Stock or RSUs have been granted repeatedly in the past; and (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Administrator.
24. Personal Data.
(a) Data Collected and Purposes of Collection. You understand that the Company, acting as controller, as well as the employing Affiliate, may collect, to the extent permissible under applicable law, certain personal information about you, including name, home address and telephone number, information necessary to process the Common Stock and RSUs (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all Common Stock and RSUs granted, canceled, vested, unvested or outstanding in your favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”). The Data is collected from you, the employing Affiliate, and from the Company, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement. The legal basis (that is, the legal justification) for processing the Data is to perform this Agreement. The Data must be provided in order for you to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder. If you do not provide Data, you will not be able to participate in the Plan and become a party to this Agreement.
(b) Transfers and Retention of Data. You understand that the employing Affiliate will transfer Data to the Company for purposes of plan administration. The Company and the employing Affiliate may also transfer your Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of this Agreement. You understand that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to Binding Corporate Rules, a copy of which may be obtained from the Company’s privacy officer You understand that Data will be held only as long as is necessary to implement, administer and manage your rights and obligations under this Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of this Agreement.
(c) Your Rights in Respect of Data. The Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. You are entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). You also have the right to request access to your Data as well as additional information about the processing of that Data. Further, you are entitled to object to the processing of Data or have your Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, you also are entitled to (i) restrict the processing of your Data so that it is stored but not actively processed (e.g., while the Company assesses whether you are entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to this Agreement or generated by you, in a common machine-readable format. To exercise your rights, you may contact the local human resources representative. You may also contact the relevant data protection supervisory authority, as you have the right to lodge a complaint.
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Exhibit 10.56
GLOSSARY
(a) “Administrator” means the Board of Directors of Laureate Education, Inc. or such committee or committees appointed by the Board to administer the Plan.
(b) “Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.
(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Change in Control” means the first of the following to occur: (i) a Change in Ownership of Laureate or Wengen, or (ii) a Change in the Ownership of Assets of Laureate, as described herein and construed in accordance with Code section 409A.

1.A “Change in Ownership of Laureate or Wengen” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, in a single transaction or a series of related transactions, ownership of:
(A) the capital stock of Laureate that, together with the stock held by such Person or Group, constitutes more than 50% of the total voting power of the capital stock of Laureate. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total voting power of the capital stock of Laureate, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Laureate or to cause a Change in Effective Control of Laureate (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Laureate acquires its stock in exchange for property will be treated as an acquisition of stock; or
(B)partnership interests of Wengen that, together with the partnership interests held by such Person or Group, constitutes more than 50% of the partnership interests of Wengen. However, if any one Person is, or Persons Acting as a Group are, considered under the Wengen Limited Partnership Agreement, as the same is in effect from time to time, to own two percent (2%) or more of the partnership interests of Wengen on the effective date of this Plan, the acquisition of additional partnership interests by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Laureate or Wengen.
        (ii) A “Change in the Ownership of Assets of Laureate” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Laureate that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of Laureate immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Laureate, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Change in Control:
(A) A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (1) employee benefit plans sponsored or maintained by Laureate and by entities controlled by Laureate, (2) Wengen or entities controlled by Wengen, or (3) an underwriter of the capital stock of Laureate in a registered public offering.
(B) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(C) A Change in Control shall not include a transfer of assets to a related person as described in Code section 409A or a public offering of capital stock of Laureate.
(D) For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(f) “Common Stock” means the Class A common stock, US$.004 par value per share, of Laureate Education, Inc.
(g) “Company” means Laureate and its Subsidiaries.
(h) “Disability” means “Total Disability” as such term may be defined in any employment agreement in effect at the time of termination of employment between you and Laureate or any of its Subsidiaries, or, if there is no such employment agreement or such term is not defined therein, “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Board of Directors may require such proof of total and permanent disability as the Board of Directors in its sole discretion deems appropriate and the Board of Directors’ good faith determination as to whether the Grantee is totally and permanently disabled shall be final and binding on all parties concerned.
(i) “Grant Date” means the effective date of a grant of Common Stock and RSUs made to you as set forth in the Notice.
(k) “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of Common Stock and RSUs made to you.
(l) “You” or “Your” means the recipient of the Common Stock and RSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Common Stock and RSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
{End of Agreement}
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